Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 13, 2017

between

UNITED INSURANCE HOLDINGS CORP.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of December 13, 2017 (this “Supplemental Indenture”), between United Insurance Holdings Corp., a Delaware corporation (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”), under the Indenture, dated as of December 13, 2017, between the Company and Deutsche Bank Trust Company Americas (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of its unsecured debentures, notes, bonds or other evidence of indebtedness to be issued in one or more series, as provided in the Base Indenture, up to such principal amount or amounts as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Debt Securities to be known as its 6.250% Senior Notes due 2027 (the “Notes”), the form of such Debt Securities and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, all requirements necessary to make this Supplemental Indenture a legal, valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed, authenticated and delivered by the Company, the legal, valid, binding and enforceable obligations of the Company, have been done and performed; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized in all respects and this Supplemental Indenture is authorized or permitted by the Base Indenture.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, the Company covenants and agrees with the Trustee as follows, solely for purposes of the Notes and not for purposes of any other Securities:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions. Capitalized terms used in this Supplemental Indenture and not defined herein shall have the respective meanings given to such terms in the Base Indenture.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under the Indenture.

“Adjusted Consolidated Debt” means, at any date of determination, Consolidated Indebtedness (of the Company and its Subsidiaries described in any or all of clauses (1), (2), (3), (4), (7) and (8) of the definition of “Indebtedness” (but, as to clause (8), only to the extent that it is an unpaid obligation in respect of a letter of credit or letter of guaranty that is then due and payable and not contingent) of the Company and its Subsidiaries, other than Subordinated Debt.

“Adjusted Total Capitalization” means, as of any date, an amount equal to Total Capitalization, plus accumulated other comprehensive loss, or minus accumulated other comprehensive income (as those terms are used under GAAP), as applicable, to the extent, if any, reflected as a component of Consolidated Net Worth as of such date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“A.M. Best” means A.M. Best Company, Inc. and any successor to its rating agency business.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note.

“Applicable Rating Agency” means one of the following Rating Agencies at any given time: (i) in the case that there is only one Rating Agency rating the Notes, such Rating Agency, (ii) in the case that there are two Rating Agencies rating the Notes, such Rating Agency providing the lower rating, or (iii) in the case that there are three or more Rating Agencies rating the Notes, such Rating Agency providing the second lowest rating.

“Balance Sheet Date” means the last day of any annual or quarterly period for which the Company’s Consolidated balance sheet is delivered to the Trustee as required under the Indenture.

“Base Indenture” shall have the meaning set forth in the recitals hereto.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligations” of any Person means such obligations of the Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Person under GAAP (excluding all obligations under operating leases required by the Financial Accounting Standards Board to be classified or accounted for as capital leases). The amount of such obligations will be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” of any Person means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries or to one or more Permitted Holders;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than one or more Permitted Holders, becomes the beneficial owner (as that term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same (in the Company’s good faith judgment) as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as that term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, the occurrence of both a Change of Control and a Rating Event.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming that the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations or (iii) if the Independent Investment Banker only obtains one such Reference Treasury Dealer Quotation, such quotation.

“Consolidated” means the Company and its Subsidiaries, taken as a whole in accordance with GAAP.

“Consolidated Assets” means, as of the date of determination, the net book value of all assets of the Company and its Subsidiaries as of such date classified as assets in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Liabilities” means, as of the date of determination, all liabilities of the Company and its Subsidiaries as of such date classified as liabilities in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Net Worth” means, as of the date of determination, the remainder of (i) all Consolidated Assets (after deducting all applicable reserves and excluding any re-appraisal or write-up of assets after the Issue Date) as of such date, minus (ii) all Consolidated Liabilities as of such date.

“Equity Interests” means, with respect to any Person (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Value” means, when used with respect to dispositions of Capital Stock or other assets, the fair value thereof as determined in good faith by the Board of Directors.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Supplemental Indenture will be computed in conformity with GAAP as in effect from time to time, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and computations contained in this Supplemental Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any indebtedness for borrowed money of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business; provided further that the amount of each Guarantee will be the lesser of (i) the amount of the primary obligation or, if not stated, or indeterminable, the reasonably expected liability in respect of such primary obligation and (ii) the stated maximum amount of such Guarantee. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” of any Person means, without duplication:

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(4) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, deferred compensation, pension obligations, customer advances and accrued expenses incurred in the ordinary course of business);

(5) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than carriers’, mechanics, repairmen’s or like nonconsensual liens, arising in the ordinary course of business) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Indebtedness is not assumed, the amount shall be the lesser of (i) the fair market value of the property subject to such Lien and (ii) the amount of the Indebtedness secured by such Lien;

(6) all Guarantees by such Person of Indebtedness of others;

(7) all Capital Lease Obligations of such Person;

(8) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business); and

(9) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to law or judicial holding as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (i) Indebtedness between the Company and any Subsidiary or between two or more Subsidiaries, (ii) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or reinsurance agreements or retrocession agreements entered into by, an Insurance Subsidiary in the ordinary course of its business (including with respect to any reinsurance agreements to support any insurance-linked securities), (iii) obligations in the ordinary course of business of such Person to purchase securities that arise out of or in connection with the sale of the same or substantially similar securities or to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities, (iv) unspent cash deposits or securities held in escrow by or in favor of such Person, or in a segregated deposit or securities account, as applicable, controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties, (v) any Indebtedness under any overdraft or other cash management facilities so long as any such Indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such Indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (vi) except as provided in clause (7) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (vii) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (viii) any customer deposits or advance payments received in the ordinary course of business and (ix) Surplus Notes.

“Independent Investment Banker” means the Reference Treasury Dealer selected by the Company.

“Initial Notes” means the Notes issued on the Issue Date.

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the governmental or regulatory authority or agency charged with regulating the insurance business of insurance companies or insurance holding companies, in its jurisdiction of legal domicile.

“Insurance Subsidiary” means any Subsidiary of the Company that is required to be licensed as an insurer or reinsurer.

“Investment Grade” means a rating equal to or higher than bbb- by A.M. Best (or its equivalent under any successor rating category of A.M. Best), BBB- by KBRA (or its equivalent under any successor rating category of KBRA), BBB- by Fitch (or its equivalent under any successor rating category of Fitch), Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s), BBB- by S&P (or its equivalent under any successor rating category of S&P), or its equivalent by any other Rating Agency.

“Issue Date” means December 13, 2017.

“KBRA” means Kroll Bond Rating Agency, Inc. and any successor to its rating agency business.

“Leverage Ratio” means, as of any determination date, the ratio of (a) Adjusted Consolidated Debt to (b) Adjusted Total Capitalization.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Notes” means the Initial Notes and, more particularly, means any Note authenticated and delivered under the Indenture. For all purposes of the Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Paying Agent” means initially, the Trustee and, thereafter, a replacement agent chosen by the Company in accordance with the Indenture.

“Permitted Holders” means (i) R. Daniel Peed, any current or former spouse of his and any of their direct or indirect descendants and immediate family, including by marriage, (ii) any corporation, limited liability company or partnership controlled by any person referred to in clause (i) and of which such person is the beneficial owner of a majority of the Equity Interests and (iii) any trust for the benefit of any person referred to in clause (i).

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Rating Agency” means each of A.M. Best, Fitch, KBRA, Moody’s and S&P, and any other nationally recognized statistical rating organization (within the meaning of Section 15E of the Exchange Act) rating the Notes at any time; provided, that if any such Rating Agency ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.

“Rating Event” means (i) the rating of the Notes is downgraded by at least one gradation (including gradations within rating categories as well as between rating categories, but not including ratings outlook changes) by at least two Rating Agencies (or, if only one Rating Agency is rating the Notes at any time, such Rating Agency), and (ii) as a result of such downgrade, such Notes cease to be rated Investment Grade by such downgrading Rating Agencies (or Rating Agency), on any date during the period commencing on the date that is 60 days prior to the date of the first public announcement by the Company of the occurrence of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control. Notwithstanding the foregoing, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the downgrading Rating Agencies (or Rating Agency) do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). In addition, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated. In no event shall the Trustee be charged with monitoring ratings nor shall it be charged with knowledge of a Rating Event.

“Reference Treasury Dealer” means each of Raymond James & Associates, Inc., Wells Fargo Securities, LLC and three other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Company; provided, however, that if any of Raymond James & Associates, Inc., Wells Fargo Securities, LLC or any Primary Treasury Dealer as specified by the Company shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“SAP” shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Insurance Regulatory Authority of its jurisdiction of legal domicile, consistently applied as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Subordinated Debt” means Indebtedness of the Company (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is twelve months after the stated maturity date of the Notes and (b) that has been subordinated to the Notes in right and time of payment.

“Subsidiary” of any Person means (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note,” the principal amount of which an insurance regulator permits the issuer to record as an addition to capital and surplus rather than as a liability in accordance with SAP.

“Supplemental Indenture” shall have the meaning set forth in the recitals hereto.

“Total Capitalization” means, at any date of determination, the sum of (i) Consolidated Indebtedness of the Company, of the type described in any or all of clauses (1), (2), (3), (4), (7) and (8) of the definition of “Indebtedness” (but with respect to clause (8), only to the extent that it is an unpaid obligation in respect of a letter of credit or letter of guaranty that is then due and payable and not contingent on such date), and (ii) Consolidated Net Worth of the Company.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Change of Control Offer”	4.06(b)
“Change of Control Payment”	4.06(b)(1)
“Change of Control Payment Date”	4.06(b)(2)
“Downgrade Event”	2.03
“Global Note”	2.02(b)
“Par Call Date”	3.01(a)
“Upgrade Event”	2.03

Section 1.03. Rules of Construction.

Unless the context otherwise requires, a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein, a term used in this Supplemental Indenture but not defined shall have the meaning assigned to it in the Base Indenture, and a term used herein that is defined in the Trust Indenture Act of 1939, either directly or by reference therein, shall have the meaning assigned to it therein. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles. All references to such terms herein shall be both to the singular or the plural, as the context so requires. Unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Supplemental Indenture. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” In the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Section 1.04. Incorporation by Reference of Trust Indenture Act.

Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act of 1939 as applicable to this Supplemental Indenture, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

Section 1.05. Status of Base Indenture.

The amendments and other modifications of the Base Indenture set forth in this Supplemental Indenture shall apply solely for purposes of the Notes and not for purposes of any other Debt Securities. Any provision of the Base Indenture amended or otherwise modified by this Supplemental Indenture shall apply to the Notes as so amended or modified, and any provision of the Base Indenture not amended or modified by this Supplemental Indenture shall apply to the Notes, unless otherwise specifically stated in this Supplemental Indenture.

ARTICLE 2

THE NOTES

Section 2.01. Designation, Principal Amount and Issuance.

There is hereby authorized a series of Debt Securities designated as the 6.250% Senior Notes due 2027, in an aggregate initial principal amount of $150,000,000, provided, however, that the aggregate principal amount of the Notes may be increased in the future, without giving notice to or seeking the consent of the Holders of the Notes on the same terms as the Notes (except for the issue date, issue price, and in some cases, the first Interest Payment Date, and the date from which interest will accrue) and constituting a single series of Debt Securities under the Indenture; provided further, however, that if the Additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such Additional Notes shall have separate CUSIP, ISIN or other identifying numbers.

The Notes, upon execution of this Supplemental Indenture, shall be executed by the Company and delivered to the Trustee for authentication, and, pursuant to a Company Order, the Trustee shall thereupon authenticate and deliver said Notes in accordance with such Company Order. The Notes shall be senior obligations of the Company and will rank equally with all other existing and future senior unsecured indebtedness of the Company.

Section 2.02. Form, Payment and Appointment.

(a) The Notes shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) The Notes shall be designated the 6.250% Senior Notes due 2027.

(c) The Notes shall be Global Debt Securities and shall initially be issued in fully registered, permanent global form without coupons (a “Global Note”), and the Depositary for the Notes shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate.

(d) The Place of Payment of the Notes shall initially be the Corporate Trust Office of the Trustee.

(e) The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.

(f) The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(g) The Notes shall mature on December 15, 2027, subject to the provisions of the Indenture.

(h) The Notes shall bear interest at the rate of 6.250% per annum, subject to the provisions of the Indenture.

(i) The Interest Payment Dates of the Notes shall be June 15 and December 15 of each year, commencing on June 15, 2018.

(j) The Regular Record Dates of the Notes shall be the June 1 or December 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

Section 2.03. Interest Rate Adjustment.

The interest rate payable on the Notes shall be subject to adjustment from time to time if the Applicable Rating Agency downgrades (or subsequently upgrades) the rating assigned to the Notes in the manner described in this Section 2.03.

The interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the Issue Date plus 1.000%, or 100 basis points, per annum if, at any time, (a) the Applicable Rating Agency downgrades the credit rating assigned to the Notes to below Investment Grade or (b) in the case where there is only one Rating Agency rating the Notes, such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available (each such event, a “Downgrade Event”).

If the Applicable Rating Agency subsequently increases its rating to Investment Grade or an Applicable Rating Agency subsequently issues an initial rating of the Notes at Investment Grade (each such event, an “Upgrade Event”), the annual interest rate payable on the Notes immediately preceding such Upgrade Event will decrease to the interest rate payable on the Notes on the Issue Date.

Each adjustment required by any Downgrade Event or Upgrade Event will take effect from the first Interest Payment Date following the date on which the Downgrade Event or Upgrade Event occurs. As such, interest will not accrue at such increased or decreased rate until the next Interest Payment Date following the date on which the Upgrade Event or Downgrade Event occurs. If an Applicable Rating Agency changes its rating of the Notes more than once prior to any particular Interest Payment Date, or ceases to provide a rating of the Notes, the last change by such agency prior to such Interest Payment Date will control for purposes of any interest rate increase or decrease with respect to the Notes described in this Section 2.03 relating to such Applicable Rating Agency’s action.

If the interest rate payable on the Notes is increased or decreased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional or lesser interest unless the context otherwise requires. For the avoidance of doubt, no interest rate increase or decrease described in this Section 2.03 will have any effect on interest that will have accrued on the Notes prior to such date or have any other retroactive effect. The Company shall promptly notify the Trustee in writing of any adjustments made to the interest rate payable on the Notes pursuant to this Supplemental Indenture.

ARTICLE 3

REDEMPTION

Section 3.01. Optional Redemption.

(a) Prior to September 15, 2027 (the “Par Call Date”), the Company may redeem the Notes, at its option, at any time in whole or from time to time in part at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the date of redemption to the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points; plus, in each case, accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the redemption date of the Notes to be redeemed.

(b) On or after the Par Call Date, the Company may redeem the Notes, at the Company’s option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of any Notes to be redeemed to, but excluding, the redemption date.

(c) If a redemption date occurs during the period beginning on an Regular Record Date and ending on the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders whose Notes will be subject to redemption by the Company.

Section 3.02. Mandatory Redemption.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes. Section 4.05 of the Base Indenture shall not apply to the Notes.

ARTICLE 4

COVENANTS

Section 4.01. Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.01, each Holder shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the repurchase date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(b) Within 30 days following any Change of Control Triggering Event, except to the extent the Company has exercised its right to redeem all of the Notes pursuant to Section 3.01, or, at the Company’s option, prior to any Change of Control but after the public announcement of a transaction or transactions that constitute or may constitute a Change of Control, the Company shall send, by first class mail, or otherwise deliver in accordance with the Applicable Procedures, a notice (the “Change of Control Offer”) to each Holder or otherwise give notice in accordance with the Applicable Procedures, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer will be accepted for repurchase by the Company at a repurchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on a Regular Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the Applicable Procedures, other than as may be required by law) (the “Change of Control Payment Date”);

(3) the procedures determined by the Company, not inconsistent with the Indenture, that a Holder must follow in order to have its Notes repurchased;

(4) that any Notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

(5) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for repurchase and a statement that such Holder is unconditionally withdrawing its election to have such Notes repurchased;

(7) if such notice is delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditioned on the occurrence of such Change of Control Triggering Event; and

(8) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in principal amounts of $2,000 or larger integral multiples of $1,000 in excess thereof) validly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

(d) The Paying Agent shall promptly submit electronically or mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of a Company Order in the case of certificated Notes, shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate or deliver such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(e) The Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption for all of the outstanding Notes has been given pursuant to the Indenture unless and until there is a default in payment of the applicable redemption price, plus accrued and unpaid interest to, but excluding, the proposed redemption date. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon such Change of Control Triggering Event.

(f) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue of such compliance.

(g) Other than as specifically provided in this Section 4.01, any purchase pursuant to this Section 4.01 shall be made pursuant to the provisions of Article Four of the Base Indenture, as amended by this Supplemental Indenture.

Section 4.02. Limitation on Incurrence of Indebtedness.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, Incur, any Indebtedness unless:

(1) no Event of Default has occurred and is continuing; and

(2) the Company’s Leverage Ratio as of the Balance Sheet Date immediately preceding the date on which such additional Indebtedness is Incurred would have been no greater than 0.30 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness and all other Indebtedness Incurred since the immediately preceding Balance Sheet Date had been Incurred and the proceeds therefrom applied as of such day.

Section 4.03. Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, create, assume, Incur or permit to exist any Indebtedness for borrowed money (including any Guarantee of Indebtedness for borrowed money) that is secured by a Lien on:

(1) the Voting Stock of any Significant Subsidiary; or

(2) the Voting Stock of a Subsidiary that owns, directly or indirectly, the Voting Stock of any of the Significant Subsidiaries, in either case, without providing that the issued and outstanding Notes will be secured equally and ratably with Indebtedness so secured so long as such other Indebtedness shall be secured. This Section 4.03 does not apply to liens on Voting Stock existing at the time a Person becomes a Significant Subsidiary or any renewal or extension of such existing liens and does not apply to securities of Subsidiaries that are not “Significant Subsidiaries.”

(b) If the Company shall hereafter be required to secure the Notes equally and ratably with any other Indebtedness pursuant to this Section 4.03, the Trustee is hereby authorized and directed to enter into an indenture or agreement supplemental hereto in order to provide for such security.

Section 4.04. Restrictions on Dispositions.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the Capital Stock of the Company’s Significant Subsidiaries as of the Issue Date (except to the Company or to one or more of the Company’s other Subsidiaries, or for the purpose of qualifying directors or as may be required by law or regulation), unless:

(1) the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at the Company’s request or the request of one of the Company’s Subsidiaries;

(2) the entire Capital Stock of a Significant Subsidiary then owned by the Company or one or more of the Company’s Subsidiaries is disposed of in a single transaction or in a series of related transactions, for consideration consisting of cash or other property which is at least equal to the Fair Value of such Capital Stock; or

(3) after giving effect to the issuance, sale, assignment, transfer or other disposition, the Company and its Subsidiaries would own directly or indirectly at least 80% of the issued and outstanding Capital Stock of such Significant Subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the Fair Value of such Capital Stock.

Section 4.05. Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall furnish to the Trustee and the Holders, within 15 days after the applicable time periods specified in the relevant forms (or, if the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, within 15 days after the applicable time periods specified in the relevant forms for non-accelerated filers), after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act: (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that to the extent such reports are filed with the Commission and publicly available, such reports shall have been deemed to have been provided to the Trustee and the Holders and no additional copies need to be provided to the Trustee and the Holders. The Trustee shall have no responsibility whatsoever to determine whether any such filing has occurred.

(b) Unless such reports are otherwise filed with the Commission, the Company shall maintain a website to which all of the reports required by this Section 4.05 are posted to which access will be given to the Trustee, the Holders and prospective purchasers of the Notes that certify their status as such to the reasonable satisfaction of the Company and agree to keep such reports confidential.

(c) In addition, if at any time any direct or indirect parent company of the Company guarantees the Notes (there being no obligation of any such parent to do so), and such entity holds no material assets other than cash, cash equivalents and the Capital Stock of the Company or any other direct or indirect parent of the Company (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be furnished to Holders pursuant to this Section 4.05 may, at the option of the Company, be furnished by and be those of such parent rather than the Company.

(d) Any and all defaults or Events of Default arising from a failure to furnish or file in a timely manner a report required by this Section 4.05 shall be deemed cured (and the Company shall be deemed to be in compliance with this Section 4.05) upon furnishing or filing such report as contemplated by this Section 4.05 (but without regard to the date on which such report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders pursuant to Article Seven of the Base Indenture if the principal, premium, if any, and accrued interest have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

ARTICLE 5

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 5.01. Legal Defeasance.

The Notes shall be subject to legal defeasance in accordance with, and Article 4 of this Supplemental Indenture shall be subject to the provisions of, Section 13.01 of the Base Indenture.

Section 5.02. Covenant Defeasance.

The Notes shall be subject to covenant defeasance in accordance with, and Article 4 of this Supplemental Indenture shall be subject to the provisions of, Section 13.02 of the Base Indenture.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Provisions Binding on Successors of the Company.

All of the covenants, stipulations, promises and agreements in this Supplemental Indenture made by the Company shall bind its successors and assigns whether so expressed or not.

Section 6.02. Governing Law; Waiver of Trial by Jury.

This Supplemental Indenture and the Notes shall for all purposes be construed in accordance with and governed by the laws of the State of New York. EACH OF THE COMPANY, THE TRUSTEE, AND THE HOLDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.03. Trust Indenture Act of 1939 to Control.

If any provision hereof limits, qualifies or conflicts with the duties imposed by any of Sections 310 through 317 of the Trust Indenture Act of 1939, by the operation of Section 318(c) thereof, such imposed duties shall control, except as, and to the extent, expressly excluded from this Supplemental Indenture, as permitted by the Trust Indenture Act of 1939. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act of 1939 that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 6.04. Table of Contents, Headings, etc.

The table of contents and the titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 6.05. Execution in Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original and such counterparts shall together constitute but one and the same instrument.

Section 6.06. Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture, the Notes or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties (to the fullest extent permitted by applicable law) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

Section 6.07. The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. In entering into the Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

[Signatures on following page]

IN WITNESS WHEREOF, each of the Company and the Trustee has caused this First Supplemental Indenture to be executed by its officers, as of the day and year first written above.

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ B. Bradford Martz
Name: B. Bradford Martz
Title: Chief Financial Officer

[Signature page to Supplemental Indenture for 6.250% Senior Notes due 2027]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By: Deutsche Bank National Trust Company

By:	/s/ Jacqueline Bartnick
Name: Jacqueline Bartnick
Title: Director

By:	/s/ Kenneth Ring
Name: Kenneth Ring
Title: Director

[Signature page to Supplemental Indenture for 6.250% Senior Notes due 2027]

EXHIBIT A

[FORM OF FACE OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE NOMINEE OF THE DEPOSITORY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO THE NOMINEE OF THE DEPOSITORY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE DEPOSITORY, HAS AN INTEREST HEREIN] (1)

CUSIP 910710 AA0

ISIN US910710AA09

UNITED INSURANCE HOLDINGS CORP.

GLOBAL NOTE

6.250% Senior Notes due 2027

No. R-[    ] [Up to] [$                    ]

UNITED INSURANCE HOLDINGS CORP. promises to pay to [CEDE & CO.](1) [                    ] or its registered assigns the principal sum of $[                    ] ([                            ] Dollars) [or such other principal sum as shall be set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto](1) on December 15, 2027.

Interest Payment Dates: June 15 and December 15, commencing June 15, 2018.

Regular Record Dates: June 1 and December 1.

(1)	Include in Global Debt Security

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

UNITED INSURANCE HOLDINGS CORP.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein issued under the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

6.250% Senior Notes due 2027

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. United Insurance Holdings Corp., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.250% per annum (subject to adjustment as provided in the Supplemental Indenture referred to below) from and including December 13, 2017 . The Company shall pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be June 15, 2018. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on June 1 or December 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 3.08 of the Base Indenture (defined below) with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose; provided that, at the option of the Company, interest on the Notes may be paid by wire transfer or by mailing checks for such interest to or upon the written order of the holders thereof at their last address as they shall appear on the Security Registrar; provided further that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND SECURITY REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee (the “Trustee”) under the Indenture, shall act as Paying Agent and Security Registrar. The Company may change any Paying Agent or Security Registrar without notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of December 13, 2017 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of December 13, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. This Note is one of a duly authorized issue of Debt Securities of the Company designated as its 6.250% Senior Notes due 2027. The Company shall be entitled to issue Additional Notes under the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 7.01 of the Base Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the CUSIP and ISIN numbers may be used in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, check the following box: [ ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, state the amount you elect to have purchased:

	$		(integral multiples of $1,000,
provided that the unpurchased portion must be in a minimum principal amount of $2,000)
Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[                            ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a definitive Note, or exchanges of a part of another Global or definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form